UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Ensco plc
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Ensco plc
Annual General Meeting of Shareholders
24 May 2011

Supplemental Information Regarding Proposal No. 10
Advisory Vote on Executive Compensation

At our 2011 Annual General Meeting of Shareholders to be held on 24 May 2011, shareholders of Ensco plc (the “Company”) will vote on a non-binding proposal to approve the compensation of our named executive officers (also known as “say-on-pay”) as discussed in our 2011 proxy statement.   We are writing to ask for your personal attention and support on this proposal at our 2011 annual general meeting.  Our Board of Directors has unanimously recommended that our shareholders vote “FOR” this advisory proposal.

Your vote is important.  Glass Lewis & Co. has recommended that its clients vote “FOR” Proposal No. 10 as recommended by Ensco’s Board of Directors. ISS Proxy Advisory Services (“ISS”), however,  has recommended that its clients vote “AGAINST” Proposal No. 10.  ISS's position appears to be based solely on opposition to relocation/expatriate-related allowances provided to our named executive officers, asserting that the benefit of these payments to shareholders is unclear. The Board of Directors strongly disagrees with this view.

Our expatriate and relocation policies are generally provided to all Ensco employees and are consistent with industry practice for employees asked to work in foreign countries.

When considering these expatriate allowances, it is important to note that they are part of a broad-based expatriate compensation policy that applies to all employees, not just our executive officers.  These allowances were developed in consultation with our outside compensation advisors, Pearl Meyer & Partners, and are consistent with practices within our industry (and in the broader market in general) for expatriate employees.  Tax equalization payments provided as part of these allowances serve to equalize taxes to the individual’s home country so that the individual is not worse off for relocating at our request.  These payments do not eliminate income taxes for our named executives or for any of our other expatriate employees.

Our expatriate and relocation policies support a global, mobile workforce to maximize shareholder value — putting the right people in the right place at the right time.

Our Board believes that the benefits of these broad-based allowances  far outweigh the costs and are in the best interest of shareholders because they allow us to relocate our most talented people to the jurisdictions where they are needed the most.  These policies have helped ensure retention and continuity of top management through a redomestication to the United Kingdom that was implemented to accomplish a number of goals beneficial to our shareholders, including:

•	Establish a corporate headquarters more centrally located within our area of worldwide operations;

•	Improve access to key customers in the U.K. and Western Europe or who routinely travel to the U.K.;

•	Enhance our access to European institutional investors;

•
Improve the general perception with customers and the investment community that we are an international driller with an increasing focus on deepwater operations rather than a Gulf of Mexico jackup driller (which generally faces a perception of shorter-term contracts, less contract backlog and higher volatility of cash flow);

•
Locate our Company and its headquarters in a country with a stable and developed legal regime and established standards of corporate governance, including the rights of shareholders, a favorable tax regime and an extensive network of tax treaties; and

•	Allow us to achieve a more competitive global effective tax rate.

Conclusion

Our executive compensation philosophy is grounded in the principle that the creation of shareholder value is the paramount measure of executive officer performance, and that this principle should be reflected in overall compensation.  We strongly believe that Ensco has developed a pay-for-performance approach to executive compensation that supports this principle.  One of the key goals of our executive compensation program is to attract and retain executives who are able to lead us to achieve short-term and long-term business objectives that enhance shareholder value.  Providing market competitive expatriate allowances to our executives asked to relocate to our London headquarters supports achievement of this goal.

Importantly, ISS raises no significant concerns with respect to our executive compensation program in any other area.   We believe that this fact, along with the matters noted above, supports our Board’s recommendation to vote” FOR” our say-on-pay proposal this year.

We appreciate your time and consideration of these matters and ask for your support of the Board’s recommendation.

12 May 2011